Exhibit 99.1

The Arena Group Reports Full Year 2022 Revenue of $221 Million

Driven by a Nearly 74% Year Over Year Increase in Digital Advertising Revenue

Results Showcase a $28 Million Improvement in Operating Income for Full Year 2022

NEW YORK – March 16, 2023 – The Arena Group Holdings, Inc. (NYSE American: AREN) (the “Company” or “The Arena Group”), a tech-powered media company home to more than 265 brands, including Sports Illustrated, TheStreet, Parade Media (“Parade”), and Men’s Journal operating on a single technology platform, today announced financial results for the three months and twelve months ended December 31, 2022. The Company reported significant improvements in both top- and bottom-line results in 2022, driving record revenues of more than $221 million, while reducing operating expenses by nearly $20 million over that time. In the fourth quarter of 2022, the Company reported revenue from continuing operations of $61.7 million while reducing operating expenses by more than 30%. These results were driven by significant gains in digital advertising and licensing and syndication, and new lines of revenue in online betting and ecommerce, while managing headwinds and declines in the legacy print and subscription lines. Overall, the Company reported its highest full-year revenue and profits in its history.

(in thousands)	Three Months Ended December 31,		2022 versus 2021		Years Ended December 31,		2022 versus 2021
Revenue by Category	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Digital Revenue
Digital advertising	$34,467	$23,468	$10,999	46.9%	$109,317	$62,865	$46,452	73.9%
Digital subscriptions	4,576	7,155	(2,579)	-36.0%	21,156	29,629	(8,473)	-28.6%
Licensing and syndication	5,896	2,669	3,227	120.9%	18,173	8,471	9,702	114.5%
Other digital revenue	250	11	239	2172.7%	1,166	43	1,123	2611.6%
Total digital revenue	45,189	33,303	11,886	35.7%	149,812	101,008	48,804	48.3%
Print Revenue
Print advertising	2,429	2,147	282	13.1%	10,214	9,051	1,163	12.8%
Print subscriptions	14,046	25,754	(11,708)	-45.5%	60,909	79,081	(18,172)	-23.0%
Total print revenue	16,475	27,901	(11,426)	-41.0%	71,123	88,132	(17,009)	-19.3%
Total revenue	$61,664	$61,204	$460	0.8%	$220,935	$189,140	$31,795	16.8%

*The results for the fourth quarter of 2022 and full year 2022 have been adjusted in this press release to remove the discontinued operations of the Parade print business (“Parade Print”) that was acquired on April 1, 2022 and was discontinued on November 13, 2022.

Fourth Quarter 2022 Financial and Operational Highlights

●	Quarterly revenue from continuing operations was $61.7 million versus $61.2 million in the prior year period.
●	Digital advertising revenue increased 47% to a record $34.5 million versus $23.5 million in the prior year period.
●	Quarterly operating expenses decreased by $15.3 million from $50.8 million to $35.6 million in the prior year period.
●	Net loss improved by $5.4 million to $13.7 million versus $19.1 million in the prior year period.

●	The fourth quarter of 2022 included approximately $15.0 million in non-cash charges, which represents approximately 109% of the net loss. The non-cash charges include stock-based compensation, depreciation, amortization of platform development and intangible assets and other non-cash charges.
●	Adjusted EBITDA** was $5.4 million versus $1.1 million in the prior year period.
●	The Arena Group generated $3.4 million in cash from operations versus $6.5 million of cash used in operations in the prior year period.

Full Year 2022 Financial Highlights

●	Total revenue from continuing operations for 2022 was $220.9 million, representing an increase of 17% from $189.1 million for 2021. This was accomplished as a result of a 48% year-over-year increase in revenues from the digital side of our business, which more than offset the planned reduction in print revenues.
●	Digital advertising revenue increased 74% to $109.3 million from $62.9 million in 2021.
●	Operating expenses decreased by $19.0 million from $162.9 million in the prior year to $143.9 million in 2022.
●	Loss from continuing operations was $67.4 million in 2022, representing an improvement of $22.6 million compared to a loss from continuing operations of $89.9 million in the prior year. Loss from discontinued operations was $3.5 million for 2022, with no such loss in 2021.
●	Net loss improved by over $19.1 million to $70.9 million in 2022 versus $89.9 million in the prior year. Fiscal year 2022 included $61.6 million in non-cash charges which represents approximately 87% of the net loss. The non-cash charges include stock-based compensation, depreciation, amortization of platform development and intangible assets and other non-cash charges.
●	Adjusted EBITDA** was $3.1 million, compared to a $12.1 million loss in the prior year.

**Adjusted EBITDA is a non-GAAP measure. For additional information regarding non-GAAP financial measures, see “Use of Non-GAAP Financial Measures” and “Net Loss to Adjusted EBITDA Reconciliation” below.

Management Commentary

Chairman and Chief Executive Officer of The Arena Group, Ross Levinsohn, said, “2022 was a transformative year for our Company as we grew our digital business lines substantially, expanded our portfolio, recorded revenue growth and sharpened our operations to drive significant improvements to our financial results. We have grown revenue from $53.3 million in 2019 to $220.9 million in 2022, while expanding margins and significantly narrowing our losses and reporting our first full year of positive Adjusted EBITDA in our Company’s history.”

“In 2023, we are focused on continuing to streamline our operations to drive operating cash flow and profits for our Company and shareholders,” added Mr. Levinsohn. “We have successfully re-platformed our Men’s Journal, Men’s Fitness, Surfer, Powder and Bike acquisitions, and following the addition of 113 new sites in 2022, we continue to further expand our footprint, reach and inventory. In the fourth quarter of 2022, we generated positive cash from operations and delivered $5.4 million in positive Adjusted EBITDA. We expect $30 to $35 million in Adjusted EBITDA for 2023, demonstrating the growing earnings power of our business as we more effectively leverage our scale. Simultaneously, we expect to continue to expand our use of technology, including artificial intelligence solutions, to drive incremental productivity efficiencies.”

The Company generated impactful growth across each vertical in the fourth quarter. Highlights include:

●	The Sports vertical, anchored by Sports Illustrated and featuring local team sites brand FanNation, The Spun and Sports Illustrated Media Group partners, increased monthly average pageviews by 76% in 2022 compared to 2021, according to Google Analytics, and the Sports Illustrated Media Group was the #4 ranked sports media property according to ComScore in January 2023.
●	The Finance vertical grew monthly average pageviews 139% in 2022 compared to 2021, reaching an average of 27 million pageviews online each month, according to Google Analytics.
●	The Lifestyle vertical, anchored by Parade, which the Company acquired in April, continued to deliver improvements in audience and yield. According to Google Analytics, Parade.com’s monthly average pageviews have increased by 44% in 2022 compared to 2021, reaching 586 million quarterly pageviews in the fourth quarter. Unique users approximately doubled in the last six months of 2022, according to Comscore.
●	The Company’s pet property, Pet Helpful, delivered a 364% year-over-year growth in quarterly pageviews in the fourth quarter of 2022, reaching 309 million in the fourth quarter, according to Google Analytics.
●	In the HubPages business, the Company’s content playbook has now expanded across 34 sites, with plans to double the number of sites utilizing the playbook in 2023. As a result of this strategy, the Company’s total HubPages monthly average pageviews in the fourth quarter was 65.4 million, up 54% from the prior year, according to Google Analytics.

Financial Results for the Three Months Ended December 31, 2022 Compared to the Three Months Ended December 31, 2021

Revenue

Revenue from continuing operations was $61.7 million for the fourth quarter of 2022, representing an increase of 1% compared to $61.2 million in the fourth quarter of 2021.

Digital Revenue

Revenue from digital operations grew 36% year-over-year to $45.2 million in the fourth quarter 2022, highlighted by a 47% increase in digital advertising. Consumer engagement, measured by page view growth, recorded a 22% gain to more than 1.5 billion during the quarter, and a 13% increase in revenue per page view year-over-year.

Licensing and syndication revenue increased by $3.2 million, or 121% from the prior year period as we now distribute content to more than 600 external outlets.

Print Revenue

The improvement in digital revenue offset an $11.4 million decrease in total print revenue, from $27.9 million in the fourth quarter of 2021 to $16.5 million in the fourth quarter of 2022, which was primarily related to a planned decrease in print revenue from the Sports Illustrated magazine, as we reduced the rate-base from 1.7 million to 1.2 million. The Company continues to focus on driving margin and profits from its subscription relationships, as the segment remains profitable from subscriptions and print advertising.

Gross Profit

Gross profit for the fourth quarter of 2022 decreased slightly to $27.5 million from $33.9 million in the prior year period. Cost of revenue increased by 25% to $34.1 million in the fourth quarter of 2022 from $27.3 million in the prior year period, primarily driven by higher print production and distribution costs.

Operating Expenses

Total operating expenses decreased by $15.3 million to $35.6 million in the fourth quarter of 2022 from $50.8 million in the prior year period. This decrease was primarily driven by lower subscription acquisition costs related to the aforementioned 29% decrease in the Sports Illustrated rate base. In addition, the Company continues to optimize operations, integrate acquired properties and drive efficiency.

Net Loss from Continuing Operations

Net loss from continuing operations improved to $11.6 million in the fourth quarter of 2022 as compared to $19.1 million in the prior year period. The fourth quarter of 2022 included non-cash charges of $15.0 million as compared to $19.5 million of non-cash charges in the prior year period.

Adjusted EBITDA

Adjusted EBITDA was $5.4 million for the fourth quarter of 2022, an improvement from $4.3 million in the prior year period.

Financial Results for the 12 Months Ended December 31, 2022 Compared to the 12 Months Ended December 31, 2021

Revenue:

Total revenue from continuing operations for the full year 2022 was $220.9 million as compared to $189.1 million in the prior year, which represents an increase of 17%.

Digital Revenue

Our digital advertising revenue from continuing operations increased by $46.5 million or 74%, driven by a 47% increase in monthly average pageviews and a 13% increase in RPM for the full year 2022 as compared to the prior year with 80% of the total digital revenue increase attributable to organic growth.

For the full year 2022, licensing and syndication revenue increased by $9.7 million or 115% from the prior year as we added 500 new digital outlets during the year and expanded existing ones to leverage our content with increased monetization. Other digital revenue, primarily consisting of e-commerce and sponsorship revenue, increased by $1.1 million from the prior year largely attributable to the expansion of our e-commerce business.

Print Revenue

Print subscription revenue decreased by $18.2 million or 23% from the prior year, which was principally related to our planned rate base reduction for our Sports Illustrated media business of 29% from 1.7 million in fiscal 2021 to 1.2 million in fiscal 2022 to focus on more profitable subscriptions.

Gross Profit

Gross profit was $88.0 million, representing a 40% gross margin, for the full year 2022, as compared to $78.6 million, representing a 42% gross margin in the prior year. Operating expenses decreased by $19.0 million from $162.9 million in the prior year to $143.9 million for the full year 2022.

Net Loss from Continuing Operations

Net loss from continuing operations was $67.4 million for the full year 2022, an improvement of $22.6 million compared to $89.9 million in the prior year. The Company recorded $61.6 million of non-cash charges in 2022, representing 91% of the net loss in 2022. During fiscal 2021, the Company recorded $69.4 million of non-cash charges.

Adjusted EBITDA

Adjusted EBITDA was $3.1 million for the full year 2022 representing an improvement of more than $15 million, compared to a loss of $12.1 million for the prior year, primarily attributable to the $22.6 million improvement in net loss from continuing operations.

Balance Sheet and Liquidity as of December 31, 2022

Cash and cash equivalents were $13.9 million as of December 31, 2022, compared to $9.3 million as of December 31, 2021.

For the year ended December 31, 2022, net cash used in operating activities was $11.3 million, as compared to $14.7 million for the prior year, a $3.4 million improvement. The improvement was primarily a result of the increase in revenue and reduction in operating expenses as well as a general improvement in our working capital efficiency.

Fiscal 2023 Outlook

Management reiterated its full-year 2023 guidance of between $255 million and $270 million in total revenue and between $30 million and $35 million in Adjusted EBITDA.

“As we do each quarter and on an annual basis, we proactively manage our cost structure and focus on driving increased operational efficiency to position the Company to achieve its Adjusted EBITDA target,” commented Doug Smith, The Arena Group’s Chief Financial Officer.

Conference Call

Ross Levinsohn, The Arena Group’s Chief Executive Officer, Doug Smith, Chief Financial Officer, and Andrew Kraft, Chief Operating Officer, will host a conference call and live webcast to review the financial results and provide a corporate update on Thursday, March 16, 2023 at 4:30 p.m. ET. To access the call, please dial 888-506-0062 (toll free) or 973-528-0011 and if requested, reference conference ID 403807. The conference call will also be webcast live on the Investor Relations section of The Arena Group’s website at https://investors.thearenagroup.net/news-and-events/events.

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company’s website for at least 90 days. A telephonic replay of the conference call will also be available from 7 p.m. ET on March 16, 2023 until 11:59 p.m. ET on March 30, 2023 by dialing 877-481-4010 (United States) or 919-882-2331 (international) and using the passcode 47566.

About The Arena Group

The Arena Group creates robust digital destinations that delight consumers with powerful journalism and news about the things they love – their favorite sports teams, advice on investing, the inside scoop on personal finance, and the latest on lifestyle essentials. With powerful technology, editorial expertise, data management, and marketing savvy, the transformative company enables brands like Sports Illustrated, TheStreet, Parade, and Men’s Journal to deliver highly relevant content and experiences that consumers love. To learn more, visit www.thearenagroup.net.

Use of Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles in the United States of America (“GAAP”); however, management believes that certain non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. This press release includes references to Adjusted EBITDA, which is a non-GAAP financial measure. We believe Adjusted EBITDA provides visibility to our underlying continuing operating performance by excluding the impact of certain items that are noncash in nature or not related to our core business operations. We calculate Adjusted EBITDA as net loss, adjusted for (i) interest expense (net), (ii) income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, (v) change in derivative valuations, (vi) liquidated damages, (vii) gain upon debt extinguishment, (viii) loss on impairment of lease, (ix) loss on lease termination, (x) loss on impairment of assets, (xi) professional and vendor fees, and (xii) employee restructuring payments.

Our Adjusted EBITDA measure may not be comparable to a similarly titled measure used by other companies, has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Additionally, we do not consider our Adjusted EBITDA as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP. A reconciliation of Adjusted EBITDA to net loss has been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliation.

We have not reconciled full year 2023 guidance for Adjusted EBITDA to the most directly comparable GAAP measure because certain items that impact Adjusted EBITDA are uncertain, out of our control, and/or cannot be reasonably predicted. Accordingly, a reconciliation of Adjusted EBITDA guidance to the corresponding GAAP measure is not available without unreasonable effort.

Forward Looking Statements

This press release includes statements that constitute forward-looking statements. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to full year 2023 guidance for Adjusted EBITDA, the Company’s anticipated future expenses and investments, business strategy and plans, expectations relating to its industry, market conditions and market trends and growth, market position and potential market opportunities, and objectives for future operations. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to expand its verticals; the Company’s ability to grow its subscribers; the Company’s ability to grow its advertising revenue; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by the Company in its public filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Rob Fink

FNK IR

Aren@fnkir.com

646.809.4048

Media Contacts:

Rachael Fink

Communications Manager, The Arena Group

Rachael.fink@thearenagroup.net

Andrew Rhodes

DKC

arena@dkcnews.com

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of December 31,
	2022	2021
	($ in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$13,871	$9,349
Restricted cash	502	502
Accounts receivable, net	33,950	21,660
Subscription acquisition costs, current portion	25,931	30,162
Royalty fees	-	11,250
Prepayments and other current assets	4,441	4,748
Total current assets	78,695	77,671
Property and equipment, net	735	636
Operating lease right-of-use assets	372	528
Platform development, net	10,330	9,299
Subscription acquisition costs, net of current portion	14,133	8,235
Acquired and other intangible assets, net	58,970	57,356
Other long-term assets	1,140	639
Goodwill	39,344	19,619
Total assets	$203,719	$173,983
Liabilities, mezzanine equity and stockholders’ deficiency
Current liabilities:
Accounts payable	$12,863	$11,982
Accrued expenses and other	23,102	24,011
Line of credit	14,092	11,988
Unearned revenue	58,703	54,030
Subscription refund liability	845	3,087
Operating lease liabilities	427	374
Liquidated damages payable	5,843	5,197
Bridge notes	34,805	-
Current portion of long-term debt	65,684	5,744
Total current liabilities	216,364	116,413
Unearned revenue, net of current portion	19,701	15,277
Operating lease liabilities, net of current portion	358	785
Liquidating damages payable, net of current portion	494	7,008
Other long-term liabilities	5,307	7,556
Deferred tax liabilities	465	362
Long-term debt, net of current portion	-	64,373
Total liabilities	242,689	211,774
Commitments and contingencies
Mezzanine equity:
Series G redeemable and convertible preferred stock, $0.01 par value, $1,000 per share liquidation value and 1,800 shares designated; aggregate liquidation value: $168; Series G shares issued and outstanding: 168; common shares issuable upon conversion: 8,582 at December 31, 2022 and 2021	168	168
Series H convertible preferred stock, $0.01 par value, $1,000 per share liquidation value and 23,000 shares designated; aggregate liquidation value: $14,356 and $15,066; Series H shares issued and outstanding: 14,356 and 15,066; common shares issuable upon conversion: 1,981,128 and 2,075,200 at December 31, 2022 and 2021, respectively	13,008	13,718
Total mezzanine equity	13,176	13,886
Stockholders’ deficiency:
Common stock, $0.01 par value, authorized 1,000,000,000 shares: issued and outstanding; 18,303,193 and 12,635,951 shares December 31, 2022 and 2021, respectively	182	126
Common stock to be issued	-	-
Additional paid-in capital	270,743	200,410
Accumulated deficit	(323,071)	(252,213)
Total stockholders’ deficiency	(52,146)	(51,677)
Total liabilities, mezzanine equity and stockholders’ deficiency	$203,719	$173,983

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	($ in thousands)
Revenue	$61,664	$61,204	$220,935	$189,140
Cost of revenue (includes amortization for developed technology and platform development for 2022 and 2021 of $9,459 and $8,829, respectively and for the three months ended 2022 and 2021 of 2,360 and $2,263, respectively)	34,134	27,266	132,923	110,530
Gross profit	27,530	33,938	88,012	78,610
Operating expenses
Selling and marketing	19,366	27,697	72,489	81,929
General and administrative	11,658	18,025	53,499	55,612
Depreciation and amortization	4,526	4,363	17,650	16,345
Loss on impairment of assets	-	288	257	1,192
Loss on impairment of lease	-	466	-	466
Loss on termination of lease	-	-	-	7,345
Total operating expenses	35,550	50,839	143,895	162,889
Loss from operations	(8,020)	(16,901)	(55,883)	(84,279)
Other (expense) income
Change in valuation of warrant derivative liabilities	-	(463)	-	34
Interest expense, net	(2,918)	(2,754)	(11,428)	(10,449)
Liquidated damages	(501)	(439)	(1,140)	(2,637)
Gain upon debt extinguishment	-	-	-	5,717
Total other expense	(3,419)	(3,656)	(12,568)	(7,335)
Loss before income taxes	(11,439)	(20,557)	(68,451)	(91,614)
Income tax benefit (provision)	(117)	1,444	1,063	1,674
Loss from continuing operations	(11,566)	(19,113)	(67,388)	(89,940)
Loss from discontinued operations, net of tax	(2,141)	-	(3,470)	-
Net loss	$(13,697)	$(19,113)	$(70,858)	$(89,940)
Basic and diluted net loss per common share:
Continuing operations	$(0.63)	$(1.56)	$(3.82)	$(7.87)
Discontinued operations	(0.12)	-	(0.20)	-
Basic and diluted net loss per common stock	$(0.75)	$(1.56)	$(4.02)	$(7.87)
Weighted average number of common stock outstanding – basic and diluted	18,457,296	12,275,151	17,625,619	11,429,740

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Years Ended December 31,
	2022	2021
	($ in thousands)
Cash flows from operating activities
Net loss	$(70,858)	$(89,940)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	539	443
Amortization of platform development and intangible assets	26,570	24,731
Amortization of debt costs	1,581	2,106
Loss on impairment of assets	466	1,192
Loss on impairment of lease	-	466
Loss on termination of lease	-	7,345
Change in valuation of warrant derivative liabilities	-	(34)
Liquidated damages	1,140	2,637
Gain upon debt extinguishment	-	(5,717)
Accrued and noncash converted interest	320	6,956
Stock-based compensation	31,345	30,493
Deferred income taxes	(1,200)	(1,674)
Bad debt expense	658	499
Other	184	-
Change in operating assets and liabilities net of effect of acquisitions:
Accounts receivable	(2,038)	(3.884)
Subscription acquisition costs	(1,667)	3,108
Royalty fees	11,250	15,000
Prepayments and other current assets	2,280	49
Other long-term assets	(285)	692
Accounts payable	(6,535)	3,752
Accrued expenses and other	(2,996)	7,474
Unearned revenue	3,898	(15,819)
Subscription refund liability	(2,379)	(949)
Operating lease liabilities	(218)	(2,489)
Other long-term liabilities	(3,359)	(1,166)
Net cash used in operating activities	(11,304)	(14,729)
Cash flows from investing activities
Purchases of property and equipment	(530)	(377)
Capitalized platform development	(5,179)	(4,819)
Proceeds from sale of equity investment	2,450	-
Payments for acquisitions, net of cash	(35,331)	(7,950)
Net cash used in investing activities	(38,590)	(13,146)
Cash flows from financing activities
Proceeds from bridge notes, net of debt costs	34,728	-
Proceeds from long-term debt	-	5,086
Payments of long-term debt	(5,928)	-
Proceeds, net of repayments, under line of credit	2,104	4,809
Proceeds from common stock public offering, net of offering costs	32,058	-
Payments of issuance costs from common stock public offering	(1,568)	-
Proceeds from common stock private placement	-	20,005
Payments of issuance costs from common stock private placement	-	(167)
Proceeds from exercise of common stock options	95	-
Payment of deferred cash payment	(453)	-
Payment for taxes related to common stock withheld for taxes	(4,468)	(70)
Payment of restricted stock liabilities	(2,152)	(1,472)
Net cash provided by financing activities	54,416	28,191
Net increase in cash, cash equivalents, and restricted cash	4,522	316
Cash, cash equivalents, and restricted cash – beginning of year	9,851	9,535
Cash, cash equivalents, and restricted cash – end of year	$14,373	$9,851
Cash, cash equivalents, and restricted cash
Cash and cash equivalents	$13,871	$9,349
Restricted cash	502	502
Total cash, cash equivalents, and restricted cash	$14,373	$9,851

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

NET LOSS TO ADJUSTED EBITDA RECONCILIATION

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	($ in thousands)
Net loss	$(13,697)	$(19,113)	$(70,858)	$(89,940)
Loss from discontinued operations, net of tax	2,141	-	3,470	-
Loss from continuing operations	(11,556)	(19,113)	(67,388)	(89,940)
Add (deduct):
Interest expense, net (1)	2,918	2,754	11,428	10,449
Income tax (benefit) provision	117	(1,444)	(1,063)	(1,674)
Depreciation and amortization (2)	6,886	6,626	27,109	25,174
Stock-based compensation (3)	6,568	8,804	31,345	30,493
Change in derivative valuations	-	463	-	(34)
Liquidated damages (4)	501	439	1,140	2,637
Gain upon debt extinguishment (5)	-	-	-	(5,717)
Loss on impairment of lease (6)	-	466	-	466
Loss on lease termination (7)	-	-	-	7,345
Loss on impairment of assets (8)	-	288	257	1,192
Professional and vendor fees (9)	-	1,748	-	6,901
Employee restructuring payments (10)	-	65	273	645
Adjusted EBITDA	$5,434	$1,096	$3,101	$(12,063)

(1)	Interest expense is related to our capital structure and varies over time due to a variety of financing transactions. Interest expense includes $365 and $566 for amortization of debt discounts for the three months ended December 31, 2022 and 2021, respectively, and $1,581 and $2,106 for amortization of debt discounts for the years ended December 31, 2022 and 2021, respectively, as presented in our condensed consolidated and consolidated statements of cash flows, which are a noncash item. Investors should note that interest expense will recur in future periods.
(2)	Represents depreciation and amortization related to our developed technology and Platform included within cost of revenues of $2,360 and $2,263 for the three months ended December 31, 2022 and 2021, respectively, and $9,459 and $8,829, for the years ending December 31, 2022 and 2021, respectively. Depreciation and amortization included within operating expenses was $4,526 and $4,363 for the three months ended December 31, 2022 and 2021, respectively, and $17,650 and $16,345 for the years ending December 31, 2022 and 2021, respectively. We believe (i) the amount of depreciation and amortization expense in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired tangible and intangible assets. Investors should note that the use of tangible and intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation and should also note that such expense will recur in future periods.
(3)	Represents noncash costs arising from the grant of stock-based awards to employees, consultants and directors. We believe that excluding the effect of stock-based compensation from Adjusted EBITDA assists management and investors in making period-to-period comparisons in our operating performance because (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations, and (ii) such expenses can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants in connection with acquisitions. Additionally, we believe that excluding stock-based compensation from Adjusted EBITDA assists management and investors in making meaningful comparisons between our operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future.

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

NET LOSS TO ADJUSTED EBITDA RECONCILIATION

(unaudited)

(4)	Represents damages (or interest expense related to accrued liquidated damages) we owe to certain of our investors in private placements offerings conducted in fiscal years 2018 through 2020, pursuant to which we agreed to certain covenants in the respective securities purchase agreements and registration rights agreements, including the filing of resale registration statements and becoming current in our reporting obligations, which we were not able to timely meet.
(5)	Represents a gain upon extinguishment of the Paycheck Protection Program Loan.
(6)	Represents our impairment of certain leased property that is no longer being used.
(7)	Represents our loss related to the surrender and termination of our lease of office space located in New York based on our decision to no longer lease office space.
(8)	Represents our impairment of certain assets that are no longer useful.
(9)	Represents one-time, non-recurring third party professional and vendor fees recorded in connection with services provided by consultants, accountants, lawyers, and other vendors (these fees are collectively referred to as “Professional Fees”) related to (i) the preparation of periodic reports in order for us to become current on our Securities Exchange Act of 1934 reporting obligations, (ii) up-list to a national exchange, (iii) contemplated and completed acquisitions, (iv) public and private offerings of our securities and other financings, and (v) stockholder disputes and the implementation of our rights agreement.

The table below summarizes the costs defined above that we incurred during fiscal 2022 and 2021:

	Three Months Ended December 31,		Years Ended December 31,
Category	2022	2021	2022	2021
(i) Catch-up periodic reports	$-	$301	$-	$4,096
(ii) Up-list	-	138	-	231
(iii) M&A	-	695	-	1,034
(iv) Public & private offerings and other financings	-	56	-	444
(v) Stockholder disputes/Rights Agreement	-	558	-	1,096
Totals	$-	$1,748	$-	$6,901

(10)	Represents severance payments to the former Chief Financial Officer of Parade and our former Chief Executive Officer for the years ended December 31, 2022 and 2021.

The table below sets forth the loss from discontinued operations for the period from April 1, 2022 to December 31, 2022:

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
	($ in thousands)
Revenue	$6,064	$26,817
Cost of revenue	6,074	23,015
Gross profit	(10)	3,802
Operating expense
Selling and marketing	1,893	5,396
General and administrative	238	1,722
Loss on impairment of assets	-	209
Total operating expenses	2,131	7,327
Loss from discontinued operations	(2,141)	(3,525)
Income tax benefit	-	55
Net loss from discontinued operations	$(2,141)	$(3,470)